Exhibit 99.1

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

FOR IMMEDIATE RELEASE

IBM and ACI Forge Global Strategic Alliance

Deliver Integrated Electronic Payment Solutions for the Financial Services Industry

Monday, December 17, 2007

(An IBM Release)

NEW YORK, N.Y. — 17 Dec 2007: IBM (NYSE: IBM) and ACI Worldwide  (NASDAQ: ACIW) today announced a significantly expanded strategic alliance to create an end-to-end solution for electronic payments powered by IBM’s open technology. As part of the alliance, ACI will optimize a new generation of payment solutions on the IBM System z platform including IBM DB2, WebSphere, and Tivoli software and Crypto-chip technology.  The optimization supports the convergence of retail and wholesale payments through the use of service oriented architecture (SOA) including IBM’s Payments Framework.

ACI will further enhance its leading Money Transfer System and BASE24-eps payment solutions to take full advantage of IBM hardware, software and services. IBM will provide ACI with technical staff and laboratory support for benchmarking and performance tuning its payments software. The companies will create a worldwide team of sales and technical specialists dedicated to selling ACI solutions on System z, including IBM “migration factory” services that provide clients with trained staff and IT tools to simplify migrations from legacy payments systems.  In addition, ACI plans to use IBM data centers globally to host its integrated software, allowing clients to access ACI payments solutions on demand for those who prefer a hosted versus in-house managed system.

The alliance is aimed primarily at the financial services industry. IBM is a leading technology and services provider in financial services while ACI counts more than 110 of the world’s top 500 banks as its customers.  Banks in particular are struggling to manage aging payments systems running on disparate platforms that are siloed and expensive to maintain.  For example, a typical large bank can have multiple wholesale and retail payments systems that are not integrated and serve only specific lines of business.  ACI payments software running on System z provides an SOA foundation that opens up disparate payments information to be shared across the enterprise in support of multiple software applications and lines of business.  In addition to benefiting from the SOA approach, ACI clients that bring their payment transaction traffic to the System z platform can also take advantage of industry leading security, reliability and availability, and help reduce power consumption and maintenance costs through server consolidation.

“Financial services companies are looking for new ways to modernize outdated payments systems due to increasing transaction volumes and regulatory and IT cost pressures,” said June Yee Felix, general manager of banking solutions and strategy, IBM.  “Payments systems running on IBM System z and ACI payments software address these issues and provide our joint clients with world-class transaction processing performance and the flexibility of SOA through next generation mainframe technology.”

The IBM/ACI alliance is also designed to yield solutions for retailers who require highly available, scalable solutions for payment authentication, switching and loss prevention.  El Corte Ingles, the largest retailer in Spain with over 30,000 point of sale terminals serving more than 9 million cards, is implementing ACI’s BASE24-eps software on System z to process in-store payments initiated with their private label card as well as all major brands of international bank cards. El Corte Ingles selected ACI’s software on System z as a robust, secure, highly scalable and reliable platform necessary for a retailer to provide the best possible service to its growing client base in Spain and Europe.  The close cooperation between ACI and IBM has allowed El Corte Ingles an extremely smooth implementation process.

Phase one of the alliance will yield an optimized version of ACI’s BASE24-eps software on System z to acquire, route and authorize payments online; a wholesale payments solution to help clients meet the needs of pending Single Euro Payments Area (SEPA) regulations; and a solution for real-time fraud detection across the enterprise. Subsequent phases will see solutions optimized on System z for dispute management, smart card management, online banking and trade finance, and will see the companies offer a broad payment hub solution that exploits the IBM Payments Framework and its SOA foundation for payments processing.

Today’s announcement represents a significant commitment to providing clients with open standards-based solutions that will allow them to leverage their existing IT assets, lower costs and increase flexibility. Building on its existing successful relationship, the strategic alliance tightens the integration between IBM and ACI across all areas including software, hardware, services, marketing, and joint product development.

“Our alliance with IBM signals a strategic repositioning of ACI to focus on solutions that offer an end-to-end framework for integrated payments,” said Philip Heasley, CEO of ACI.  “IBM’s capital, both economic and intellectual, will help us accelerate the availability of our integrated payments framework and make it available on what is already the platform of choice for a majority of the world’s banks. Together we will offer a unique payments solution differentiated by its low cost of ownership, improved risk management, and comprehensive architecture for improving payments productivity.”

About ACI Worldwide
Every second of every day, ACI Worldwide solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services.  ACI is a leading international provider of solutions for banking, retail and cross-industry systems.  The company serves more than 800 customers in 84 countries including many of the world’s largest financial institutions, retailers and payment processors.  Visit ACI Worldwide at www.aciworldwide.com.

IBM SOA Foundation
The SOA Foundation is an integrated, open set of software, best practices, and patterns that provide what customers need to get started with SOA.  For more information, visit http://www-304.ibm.com/jct09002c/isv/soa/found_intro.html.

For more information on IBM Banking Solutions, visit www.ibm.com/banking, and for IBM PartnerWorld, visit www.ibm.com/partnerworld.

Contact Information
Jim Maxwell
ACI Worldwide
+1 402.390.8906
maxwellj@aciworldwide.com